Exhibit 99.1

Netlist Reports Third Quarter 2021 Results

IRVINE, CALIFORNIA, November 2, 2021 - Netlist, Inc. (OTCQB: NLST) today reported financial results for the third quarter ended October 2, 2021.

Revenue for the third quarter ended October 2, 2021 was $26.7 million which was up 162% year over year. Net loss for the third quarter ended October 2, 2021 was ($10.7) million, or loss per share of ($0.05), compared to a net loss in the prior year’s period of ($2.1) million, or a loss per share of ($0.01). These results include stock-based compensation expense of $0.4 million for the quarter ended October 2, 2021 and $0.2 million for the quarter ended September 26, 2020.

As of October 2, 2021, cash, cash equivalents and restricted cash was $73.2 million, total assets were $98.9 million, working capital was $47.2 million, total debt and accrued interest, net of debt discount, was $21.2 million, and stockholders’ equity was $47.9 million.

“Third quarter revenue more than doubled compared to the prior year period, while investments in sales, research and development, and legal activities tempered bottom line results. The recent summary judgement in the case against Samsung was a major victory for Netlist. We look forward to the hearing on November 10th in the case against Google which will address the question of intervening rights,” said Netlist’s Chief Executive Officer, C.K. Hong.

Conference Call Information

C.K. Hong, Chief Executive Officer, and Gail Sasaki, Chief Financial Officer, will host an investor conference call today, November 2, 2021 at 12:00 p.m. Eastern Time to review Netlist’s results for the third quarter 2021. The live webcast and archived replay of the call can be accessed for 90 days in the Investors section of Netlist’s website at www.netlist.com.

About Netlist

Netlist provides high-performance SSDs and modular memory subsystems to enterprise customers in diverse industries. The Company's NVMe™ SSD portfolio provides industry-leading performance offered in multiple capacities and form factors. Netlist also manufactures a line of specialty and legacy memory products to storage customers, appliance customers, system builders and cloud and datacenter customers. Netlist holds a portfolio of patents in the areas of server memory, hybrid memory, storage class memory, rank multiplication and load reduction. To learn more, visit www.netlist.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or Netlist's future performance. Forward-looking statements contained in this news release include statements about Netlist's ability to execute on its strategic initiatives. All forward-looking statements reflect management's present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks related to Netlist's plans for its intellectual property, including its strategies for monetizing, licensing, expanding, and defending its patent portfolio; risks associated with patent infringement litigation initiated by Netlist, or by others against Netlist, as well as the costs and unpredictability of any such litigation; risks associated with Netlist's product sales, including the market and demand for products sold by Netlist and its ability to successfully develop and launch new products that are attractive to the market; the success of product, joint development and licensing partnerships; the competitive landscape of Netlist's industry; and general economic, political and market conditions, including quarantines, factory slowdowns or shutdowns, and travel restrictions resulting from the COVID-19 pandemic. All forward-looking statements reflect management's present assumptions, expectations and beliefs regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These and other risks and uncertainties are described in Netlist's annual report on Form 10-K for its most recently completed fiscal year filed on March 26, 2021, and the other filings it makes with the U.S. Securities and Exchange Commission from time to time, including any subsequently filed quarterly and current reports. In light of these risks, uncertainties and other factors, these forward-looking statements should not be relied on as predictions of future events. These forward-looking statements represent Netlist's assumptions, expectations and beliefs only as of the date they are made, and except as required by law, Netlist undertakes no obligation to revise or update any forward-looking statements for any reason.

(Tables Follow)

For more information, please contact:

The Plunkett Group	Netlist, Inc.
Mike Smargiassi	Gail M. Sasaki
NLST@theplunkettgroup.com	Chief Financial Officer
(212) 739-6729	(949) 435-0025

Netlist, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	(unaudited)
	October 2,	January 2,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$62,282	$13,326
Restricted cash	10,900	3,200
Accounts receivable, net	4,758	4,680
Inventories	19,387	3,198
Prepaid expenses and other current assets	729	514
Total current assets	98,056	24,918

Property and equipment, net	425	182
Operating lease right-of-use assets	165	114
Other assets	282	58
Total assets	$98,928	$25,272

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$28,164	$5,327
Revolving line of credit	4,487	3,678
Accrued payroll and related liabilities	1,116	806
Accrued expenses and other current liabilities	424	777
Long-term debt due within one year	16,692	17,056
Total current liabilities	50,883	27,644
Long-term debt	—	146
Other liabilities	131	102
Total liabilities	51,014	27,892

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	226	195
Additional paid-in capital	229,523	192,071
Accumulated deficit	(181,835)	(194,886)
Total stockholders' equity (deficit)	47,914	(2,620)
Total liabilities and stockholders' equity (deficit)	$98,928	$25,272

Netlist, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2,	September 26,	October 2,	September 26,
	2021	2020	2021	2020
Net product sales	$26,749	$10,212	$66,009	$35,749
License fee	—	—	40,000	—
Net sales	26,749	10,212	106,009	35,749
Cost of sales(1)	24,241	8,875	59,135	30,477
Gross profit	2,508	1,337	46,874	5,272
Operating expenses:
Research and development(1)	2,038	731	5,222	2,083
Intellectual property legal fees	8,461	784	14,585	2,257
Selling, general and administrative(1)	2,590	1,816	7,639	5,994
Total operating expenses	13,089	3,331	27,446	10,334
Operating (loss) income	(10,581)	(1,994)	19,428	(5,062)
Other (expense) income, net:
Interest expense, net	(125)	(139)	(417)	(437)
Other (expense) income, net	(2)	3	641	(2)
Total other (expense) income, net	(127)	(136)	224	(439)
(Loss) income before provision for income taxes	(10,708)	(2,130)	19,652	(5,501)
Provision for income taxes	—	—	6,601	1
Net (loss) income	$(10,708)	$(2,130)	$13,051	$(5,502)

(Loss) earnings per share:
Basic	$(0.05)	$(0.01)	$0.06	$(0.03)
Diluted	$(0.05)	$(0.01)	$0.06	$(0.03)
Weighted-average common shares outstanding:
Basic	224,020	192,257	215,135	179,154
Diluted	224,020	192,257	235,862	179,154

(1) Amounts include stock-based compensation expense as follows:
Cost of sales	$2	$1	$9	$8
Research and development	160	63	438	154
Selling, general and administrative	283	148	715	420
Total stock-based compensation	$445	$212	$1,162	$582